EXHIBIT 99.1





Exhibit 99.1

                        [LETTERHEAD OF WIT CAPITAL]


Contacts:

               Citigate Dewe Rogerson            Wit SoundView Group, Inc.
               Robin Weinberg                    Jennifer DiClerico
               800-966-0676                      212-253-4481


WIT SOUNDVIEW SHAREHOLDERS APPROVE E*OFFERING ACQUISITION

FOR IMMEDIATE RELEASE...

STRATEGIC ALLIANCE WITH E*TRADE TO COMMENCE TODAY; E*TRADE AND WIT SOUNDVIEW RELATIONSHIP PROVIDES IPOS AND OTHER EQUITY RELATED PRODUCTS TO E*TRADE'S THREE MILLION CUSTOMER ACCOUNTS

Conference Call To Be Held Tomorrow, Tuesday, October 17, at 5:00 p.m.

October 16, 2000, New York - Wit SoundView Group, Inc. (Nasdaq: WITC) today announced that a majority of its shareholders voted in favor of the previously announced acquisition of investment banking firm E*OFFERING. The closing of the acquisition, scheduled for this afternoon, marks the official commencement of Wit SoundView's exclusive alliance with E*TRADE.

Several important developments result from the close:

o Wit SoundView is the exclusive provider of IPOs, follow-on offerings, and other investment banking products to E*TRADE's approximately 3 million customer accounts.

o Wit SoundView has a right to receive from E*TRADE all secondary market order flow in which Wit SoundView is a market maker. Wit SoundView currently makes markets in over [230] stocks.

o Wit SoundView transferred its brokerage accounts to E*TRADE on September 29. Wit SoundView will leverage E*TRADE's online brokerage platform to distribute products to retail investors.

o E*TRADE and General Atlantic Partners, LLC, will each purchase 2 million shares of Wit SoundView Group, Inc. common stock at a price of $10.25 per share, generating approximately $41 million in proceeds to Wit SoundView.

o Christos M. Cotsakos, chairman of the board and chief executive officer, E*TRADE Group, Inc.; Bill Ford, partner of General Atlantic Partners; and Mark Loehr, co-President of Wit SoundView join Wit SoundView's Board of Directors. As previously announced, Ronald Readmond will end his term as a director in connection with completion of the acquisition.

Robert Lessin, Chairman and CEO said, "Through the E*TRADE alliance, we will be able to reach 3 million customer accounts with our research and investment banking products and leverage E*TRADE's substantial technology infrastructure. This capability, coupled with our strong institutional business, creates a unique platform and a strong position from which we'll continue to grow our business."

Separately, Wit SoundView will report third quarter earnings tomorrow, Tuesday, October 17th after the close of the market. A conference call is scheduled for Tuesday at 5:00 p.m., in which the firm plans to discuss earnings results, the E*OFFERING acquisition and the E*TRADE strategic alliance. Participants may dial into the call at (888) 799-1438.


Wit SoundView Group, Inc. (NASDAQ: WITC) is an investment banking group focused exclusively on the technology and Internet sectors. Wit SoundView offers a strong complement of investment banking services, including public offerings and M&A, venture capital, private equity placements and strategic advisory. With one of the largest research teams in the sector, Wit SoundView produces comprehensive sell-side research on approximately 285 technology and Internet companies, developed for online and institutional audiences. For more information, please see www.witsoundview.com.


E*TRADE, a global leader in online personal financial services, is the world's most-visited online investing site according to Media Metrix (2/00), offering value-added investing and research features, premium customer service and a redundant, proprietary Stateless ArchitectureSM infrastructure. In addition to the US, E*TRADE presently serves customers through branded web sites in Denmark, Korea, Japan, the U.K., Sweden, France, Australia, New Zealand and Canada. E*TRADE has been recognized as a leader in online financial services by Gomez Advisors, Lafferty Information and Research Group, PC Magazine and Smart Computing magazine. E*TRADE Securities Inc. (Member NASD/SIPC), and its parent company, E*TRADE Group, Inc. have offices in Northern California and in other major business centers in the US and worldwide. E*TRADE is a registered trademark of E*TRADE Securities, Inc.

             (C) 2000 Wit SoundView Group. All Rights Reserved.